Exhibit 10.6

Execution Version

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

This Expense Limitation and Reimbursement Agreement (the “Agreement”) is made this 28th day of August, 2025, by and between Eagle Point Trinity Senior Secured Lending Company, a Delaware statutory trust (the “Fund”), and Eagle Point Credit Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under and pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated August 28, 2025, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it may be appropriate and in the best interests of the Fund for the Adviser to pay certain expenses of the Fund and to receive certain reimbursements, each as set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Expense Limitation and Reimbursement

(a)	For so long as this Agreement remains in effect, the Adviser or any affiliate of the Adviser may provide expense support to the Fund in order to reduce the operating expenses borne by the Fund’s shareholders, to the extent the Fund’s Base Management Fees (as defined in the Investment Advisory Agreement) and ordinary operating expenses (excluding, for the avoidance of doubt, organizational expenses, offering expenses, dividends and/or interest payable on preferred shares and/or indebtedness, and distribution and/or shareholder servicing fees) (each, an “Expense” and any payment of an Expense by the Adviser or any affiliate of the Adviser, an “Expense Limitation Payment) exceed 6.00% per annum of the Fund’s average net assets, as measured at the end of each fiscal quarter (the “Expense Cap”). In connection with any Expense Limitation Payment, the Adviser may deliver a notice in the form of Appendix A to this Agreement. The Adviser may pay Expenses directly, reimburse the Fund for such Expenses incurred and paid, or waive a portion of all fees due to the Adviser or any affiliate of the Adviser during each quarterly calculation period.

(b)	Any Expense Limitation Payment or waiver is subject to reimbursement by the Fund (any such payment by the Fund, a “Reimbursement”) for three years after the date on which such Expense Limitation Payment or waiver was made. Reimbursement can only be made if the Fund is able to make the Reimbursement without exceeding the Expense Cap at the time of such Reimbursement or the Expense Cap in place at the time of the Expense Limitation Payment or waiver (whichever is lower). Reimbursement must be approved by the Board of Trustees of the Fund.

2. Termination and Survival

(a)	This Agreement shall become effective as of the date of this Agreement.

(b)	This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

(c)	This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the Board of Trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) an initial public offering or other listing of the Fund’s common shares of beneficial interest on a national securities exchange, a sale of all or substantially all of the Fund’s assets or a transaction or series of transactions, including by way of merger, consolidation recapitalization, reorganization, or sale of stock, in each case for consideration of either cash and/or publicly listed securities of the acquirer.

(d)	Sections 2 and 3 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 1 of this Agreement shall survive any termination of this Agreement with respect to any Expense Limitation Payments that have not been reimbursed by the Fund to the Adviser.

3. Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is a regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Agreement and Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the Board of Trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

EAGLE POINT TRINITY SENIOR SECURED LENDING COMPANY

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CREDIT MANAGEMENT LLC

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

[Signature Page to Expense Limitation and Reimbursement Agreement]

Appendix A

Form of Notice of Expense Limitation Payment or Reimbursement

☐ Expense Limitation Payment

Expense Limitation Payment Effective Date:

Expense Limitation Payment Amount:

All Expense Limitation Payments are subject to reimbursement pursuant to the terms of the Agreement.

☐ Reimbursement Payment

Reimbursement Effective Date:

Reimbursement Amount:

4